UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 19, 2025
F&G Annuities & Life, Inc.
(Exact Name of Registrant as Specified in its Charter)
001-41490
(Commission File Number)

Delaware	85-2487422
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)
801 Grand Avenue, Suite 2600
Des Moines, Iowa 50309
(Address of Principal Executive Offices)
(866) 846-4660
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
F&G Common Stock, $0.001 par value	FG	New York Stock Exchange
7.950% Senior Notes due 2053	FGN	New York Stock Exchange
7.300% Junior Subordinated Notes due 2065	FGSN	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry Into a Material Definitive Agreement
The information set forth in Item 5.02 below is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 20, 2025, F&G Annuities & Life, Inc. (“we,” the “Company” or “F&G”) announced that Wendy Young will transition from her Chief Financial Officer role on April 1, 2025 to become F&G's Chief Liability Officer, a newly created position. In conjunction with this transition, the Company has appointed Conor Murphy as its new Chief Financial Officer, effective April 1, 2025.

Mr. Murphy, who is 56, is an experienced executive with extensive industry experience having previously served as President and CEO of Resolution Life US. Prior to Resolution Life, Mr. Murphy spent five years as Executive Vice President and Chief Operating Officer at Brighthouse Financial (BHF) where he oversaw the company's operations during the transition from MetLife, as well as managing the company's life and annuity businesses including product development, pricing and underwriting. Mr. Murphy was also responsible for BHF's strategy and finance functions including serving as interim CFO. Prior to joining BHF, Mr. Murphy held multiple senior positions at MetLife over his 17-year tenure including being MetLife's first European CFO as well as CFO of Latin America. Prior to MetLife, Mr. Murphy spent seven years in the financial services practice at PricewaterhouseCoopers where he managed significant insurance client relationships.

Mr. Murphy is not a party to any related party transactions with the Company.

We have entered into an employment agreement with Mr. Murphy, with an effective date of April 1, 2025 and an initial term of three years, with automatic one-year extensions beginning on the third anniversary of the effective date unless either party gives prior written notice of termination.

During the term of the agreement, Mr. Murphy will receive a minimum annual base salary of $550,000 per year, will be eligible to receive an annual incentive bonus of 100% of his annual base salary (with a maximum incentive of up to 200% of his annual incentive target), and is entitled to the benefits we provide our other employees generally. In addition, Mr. Murphy’s employment agreement provides that he will receive (1) a one-time lump-sum cash bonus in the amount of $500,000, less applicable withholding taxes, on the first regularly scheduled payroll after the effective date, subject to repayment in the event that Mr. Murphy resigns his position from the Company without Good Reason or is terminated by the Company for Cause (in each case, as such term is defined in the employment agreement) on or before April 1, 2026, and (2) a one-time performance-based restricted stock award with a value of $3 million under the Company’s 2022 Omnibus Incentive Plan, which award will vest in three equal annual installments beginning the first anniversary of the grant date, subject to satisfaction of a performance condition.

The employment agreement provides that Mr. Murphy will be eligible to participate in the Company’s equity incentive plans and the Company will recommend, subject to the compensation committee’s approval, that he receive an annual equity award with a value of $3 million on the same terms and conditions as equity incentive awards provided to other Company senior executives. The Employment Agreement also contains provisions related to the payment of benefits upon certain termination events.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which we expect to file as an exhibit to our Form 10-K for the year ended December 31, 2024.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit	Description
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F&G Annuities & Life, Inc.

Date: February 25, 2025	By:	/s/ Michael L. Gravelle
		Name:	Michael L. Gravelle
		Title:	Executive Vice President, General Counsel and Corporate Secretary